Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of SMG Indium Resources Ltd.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 5, 2016	Raging Capital Management, LLC

	By:	/s/ William C. Martin
		Name:	William C. Martin
		Title:	Chairman, Chief Investment Officer and Managing Member

/s/ William C. Martin
William C. Martin